For Immediate Release


   Physician Computer Network, Inc. Announces Postponement of Release of 4th
    Quarter and 1997 Annual Results; Expects to Report Loss for such Periods

Morris Plains, NJ (March 3, 1998) - Physician  Computer  Network,  Inc. (NASDAQ:
PCNI) today announced that it does not expect to release its final results for the fourth quarter and the year ended December 31, 1997 until later in March 1998. The completion of the Company's 1997 audit has been delayed because the Company's independent auditors, KPMG Peat Marwick, have recently identified certain instances during the 1997 period in which the Company has improperly recognized items of revenue and expense. While the Company, with the assistance of its auditors, is continuing to review the nature and extent of these matters and the effect of these matters on the Company's financial results, the Company expects to report a net loss from operations for the year ended December 31, 1997. The Company expects to report a loss from operations for the fourth quarter of 1997 and will restate its results for each of the first three quarters of 1997 to report a loss from operations for each of those quarters.

The amount of 1997 losses from operations has not yet been definitively determined, but is currently estimated to range from $27 million to $31 million. The Company's results are also expected to include certain one-time, non- cash, special charges unrelated to the issues of revenue and expense recognition referred to above. These one-time special charges are related primarily to the impairment of intangibles and the carrying value of goodwill. While the amount of special charges has not yet been definitively determined, the amount of those charges is currently expected to be approximately $25 million, if not more. The Company also announced that Jack Mortell, President of the Company, has taken a temporary leave of absence from the Company pending completion of the audit.
The losses from operations and special charges referred to above are expected to result in a violation of certain financial covenants contained in the Company's senior credit facility. The Company has informed the administrative agent for its lenders about such matters and intends to meet with the administrative agent to discuss the development of a satisfactory resolution to such issues. If such resolution is not forthcoming the Company may suffer an event of default under its senior credit facility or the Company's ability to continue to borrow thereunder may be impaired.

The Company's audit is moving forward at an aggressive pace so that the Company can definitively announce its results as quickly as possible. Despite the expected losses, the Company continues to maintain a large installed base of customers using its products and believes that the PCN Health Network Information System, the Company's industry leading practice management software product, continues to be extremely well received in the market place.
Anticipated product releases for 1998 remain on schedule, with the release of PCN Health Network Information System Version 1.5 expected in April 1998, followed by the release of the Oracle- based version 2.0 in July 1998 and 2.1 by December 1998. Additionally, the Company has been encouraged by the increased rate of acceptance of the clinical patient records products offered by HealthPoint G.P., the Company's joint venture.

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The Company's  expectations are preliminary,  subject to the Company closing its books and Company's management and independent auditors completing the 1997 audit. The estimated amount of loss, anticipated release of final results and
the  potential  consequences  of  the  foregoing  matters,  including,   without
limitation, resolution of expected violations under the Company's senior credit facility, discussed in this press release constitute forward-looking statements. Actual results for the Company's fourth quarter and for the 1997 fiscal year could differ materially from those estimated, depending on a number of factors including whether all sales recorded on account of any particular period meet applicable revenue recognition requirements, the adequacy of estimated expense accruals and reserves and the evaluation of the impairment of intangible assets. Additional factors which may effect the Company's operations and business are described in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

Physician Computer Network is a leader in developing, marketing and supporting information technology to physician-based healthcare organizations, including group practices, integrated delivery networks, MSOs, IPAs and other models of physician organizations. PCN's application software products address the financial, clinical, administrative and management needs within these organizations and facilitate electronic connectivity between them and other healthcare industry entities including hospitals, clinical laboratories, managed care providers and insurance intermediaries.